                                                           RULE 424(B)(3) AND(C)
                                                           FILE NO. 333-14175

                            INTRANET SOLUTIONS, INC.

                PROSPECTUS SUPPLEMENT NUMBER 2 TO THE PROSPECTUS
           DATED NOVEMBER 14, 1996, AS SUPPLEMENTED NOVEMBER 27, 1996

                              RECENT DEVELOPMENTS

         On December 11, 1996, the Company announced that James Sippl had been elected chief operating officer of the Company, effective January 1997. Sippl, 47, has been employed by Merrill Corporation since 1989, serving most recently as vice president of business development, including responsibility for its print on demand services. Prior to joining Merrill Corporation, Sippl was president of Chicago Cutlery, Inc., where he was employed from 1986 to 1989. From 1971 to 1986, Mr. Sippl was employed by Coopers and Lybrand, where he was elected a partner in 1981.

                       PRINCIPAL AND SELLING SHAREHOLDERS

         The following table sets forth certain information with regard to the beneficial ownership of the shares of the Company's Common Stock as of the date of this Prospectus by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and executive officer of the Company, and (iii) all executive officers and directors as a group and (iv) each selling shareholder. Unless otherwise indicated, each of the following persons has sole voting and investment power with respect to the shares of Common Stock set forth opposite their respective names. Unless otherwise indicated, the address of 5% shareholders, directors and executive officers is 9625 W. 76th Street Suite 150, Minneapolis, Minnesota 55344.

                                      SHARES                SHARES TO              SHARES
                                BENEFICIALLY OWNED          BE SOLD            BENEFICIALLY OWNED
                               PRIOR TO THE OFFERING        IN THE             AFTER THE OFFERING
NAME OF BENEFICIAL OWNER     NUMBER     PERCENTAGE          OFFERING        NUMBER       PERCENTAGE
------------------------     ------     ----------          --------        ------       ----------
Henry Fong
 7315 E. Peakview Avenue
 Englewood, CO (1)            789,679         10.5%               0          789,679          9.9%
Equitex, Inc. (1)
 7315 E. Peakview Avenue
 Englewood, CO                636,011          8.5%               0          636,011          8.0%
Robert F. Olson(2)          4,055,918         54.5%               0        4,055,918         51.5%
David Koentopf (3)             38,262            *                0           38,262            *
Ronald E. Eibensteiner (4)    188,571          2.5%               0          188,571          2.4%
Jeffrey J. Sjobeck(5)          16,143            *                0           16,143            *
John Coleman (6)               60,731            *           20,305           40,426            *
Dale Ragan (7)                 54,396            *           20,305           34,091            *
John Stapleton (8)             20,947            *           10,152           10,795            *
Craig Avery (9)                29,589            *            7,997           21,592            *
William Max McGee (10)         41,897            *           20,305           21,592            *
Laurentian American
 Equity Fund (11)              36,599            *           36,599                0            0
Laurentian Special
 Equity Fund (12)              65,688            *           65,688                0            0


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
                                           SHARES                SHARES TO             SHARES
                                    BENEFICIALLY OWNED           BE SOLD          BENEFICIALLY OWNED
                                   PRIOR TO THE OFFERING        IN THE           AFTER THE OFFERING
NAME OF BENEFICIAL OWNER           NUMBER     PERCENTAGE        OFFERING       NUMBER       PERCENTAGE
------------------------           ------     ----------        --------       ------       ----------
Robert Maietta (13)               18,750             *          18,750                0            0
Boston Financial Partners (14)    26,379             *          26,379                0            0
Bank of America Business
 Credit Inc. (15)                 59,394             *          59,394                0            0
MCPED (16)                        44,384             *          44,384                0            0
D. Bradly Olah (17)                3,834             *           3,834                0            0
Kim Hensley (18)                   6,250             *           6,250                0            0
J. T. Emerson (19)                 8,750             *           8,750                0            0
C. Frederick LeBaron, Jr. (20)    96,099           1.3%         12,500           83,599          1.0%
T. B. Olson (21)                   2,500             *           2,500                0            0
Timothy Duuos (22)                 6,250             *           6,250                0            0
Vance Vinar (23)                   1,000             *           1,000                0            0
Mark Cates (24)                    1,000             *           1,000                0            0
Raymond Rossini (25)              13,125             *           2,000           11,125            0
Floyd Adelman (26)                 6,350             *           3,000            3,350            0
F. Stephen Gill (27)               1,500             *           1,500                0            0
Keith J. Nelson (28)                 500             *             500                0            0
Raymond Dykema (29)               26,250             *          26,250                0            0
Aaron Grunfeld (30)               19,400             *          19,400                0            0
Joel Ronning (31)                  5,000             *           5,000                0            0
Joseph Buska (32)                    500             *             500                0            0
Richard C. Lockwood (33)         110,750           1.5%          8,750          102,000          1.3%
Joseph G. Fredericks               2,500             *           2,500                0            0
James G. Fredericks                2,500             *           2,500                0            0
Bruce Reichert                     3,000             *           3,000                0            0
Okabena Partnership K             50,000             *          50,000                0            0
All directors and executive
 officers as a group
  (6 persons) (34)             5,149,304          66.8%         20,305        5,128,998         63.0%

   *     Less than 1%.

 (1) Mr. Fong, who owns no shares in his own name, may be, through his control of certain entities, as described below, deemed to be a beneficial owner of shares held by such entities. The shares of such entities are, therefore, duplicated in the table above, and include 62,500 shares of Common Stock subject to warrants exercisable within 60 days. Mr. Fong is President and a Director of Equitex, Inc., and President and Chairman of Roadmaster Industries, Inc. and Chairman of California Pro Inc. California Pro Sports, Inc. owns 55,965 Common Shares, Equitex, Inc. owns 636,011 Common Shares, and Roadmaster Industries, Inc., directly or indirectly through its subsidiary Roadmaster Corporation, owns 35,152 Common Shares. Other portfolio companies of Equitex, Inc. own a total of 13,486 Common Shares. Equitex disclaims direct and indirect beneficial ownership of all such shares.

 (2) Includes 109,619 shares of common stock subject to currently exercisable warrants.

 (3) Includes 1,034 shares of common stock subject to currently exercisable warrants.

 (4) Includes 28,939 shares of common stock and 17,071 shares of common stock subject to currently exercisable warrants owned by Wyncrest Capital, Inc., an investment fund controlled by Mr. Eibensteiner.

 (5) Includes 16,143 shares of common stock subject to currently exercisable stock options.

 (6) Includes 13,107 shares of common stock subject to currently exercisable warrants and 18,834 shares of common stock subject to currently exercisable stock options.

 (7) Includes 13,107 shares of common stock subject to currently exercisable warrants.

 (8) Includes 6,553 shares of common stock subject to currently exercisable warrants.

 (9) Includes 799 shares of common stock subject to currently exercisable warrants.
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(10)     Includes 13,107 shares of common stock subject to currently exercisable warrants.

(11) Includes 989 shares of common stock subject to currently exercisable warrants.

(12) Includes 1,775 shares of common stock subject to currently exercisable warrants.

(13) Includes 18,750 shares of common stock subject to currently exercisable warrants.

(14) Includes 26,379 shares of common stock subject to currently exercisable warrants.

(15) Includes 59,394 shares of common stock subject to currently exercisable warrants.

(16) Includes 1,199 shares of common stock subject to currently exercisable warrants.

(17) Includes 103 shares of common stock subject to currently exercisable warrants.

(18) Includes 6,250 shares of common stock subject to currently exercisable warrants.

(19) Includes 8,750 shares of common stock subject to currently exercisable warrants.

(20) Includes 12,500 shares of common stock subject to currently exercisable warrants and 82,141 shares of common stock that may be deemed to be owned by Mr. LeBaron through his control of certain entities, as to which he disclaims beneficial ownership.

(21) Includes 2,500 shares of common stock subject to currently exercisable warrants.

(22) Includes 6,250 shares of common stock subject to currently exercisable warrants.

(23) Includes 1,000 shares of common stock subject to currently exercisable warrants.

(24) Includes 1,000 shares of common stock subject to currently exercisable warrants.

(25) Includes 2,000 shares of common stock subject to currently exercisable warrants.

(26) Includes 3,000 shares of common stock subject to currently exercisable warrants.

(27) Includes 1,500 shares of common stock subject to currently exercisable warrants.

(28) Includes 500 shares of common stock subject to currently exercisable warrants.

(29) Includes 26,250 shares of common stock subject to currently exercisable warrants.

(30) Includes 19,400 shares of common stock subject to currently exercisable warrants.

(31) Includes 5,000 shares of common stock subject to currently exercisable warrants.

(32) Includes 500 shares of common stock subject to currently exercisable warrants.

(33) Includes 7,500 shares of common stock that may be deemed to be owned by Mr. Lockwood through his control of certain entities, as to which he disclaims beneficial ownership.

(34) Includes 216,438 shares of common stock subject to currently exercisable warrants and 53,820 shares of common stock subject to currently exercisable options. Also includes shares that may be deemed to be owned by Mr. Henry Fong through his control of certain entities, as to which he disclaims beneficial ownership. (See notes 1 and 2 above).

         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 13, 1996